Exhibit 10.3

The Company has an oral agreement with Global Power Plus, Inc. to manufacture O2 Cell Product for the Company.  Global Power Plus, Inc. owns the formulations for the product. Global Power Plus, Inc. manufactures the products and packs it with E-World USA designed packaging under an oral agreement with the Company. The Company is authorized by to sell the product worldwide under the E-World brand name with infringing any rights of Global Power Plus, Inc.